UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.

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March 16, 2017

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 400 Atlantic Street, Third Floor, Stamford, CT 06901 on Tuesday, April 25, 2017 at 8:30 a.m. (Eastern Daylight Time).

All stockholders of record at the close of business on February 27, 2017 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge

Chairman and Chief Executive Officer

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	April 25, 2017
Time:	8:30 a.m. (Eastern Daylight Time)
Place:	400 Atlantic Street
Third Floor
Stamford, CT 06901

Matters to be voted on:

1.	The election of thirteen directors, named in this proxy statement;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017;

5.	To vote on a stockholder proposal described in the proxy statement if properly presented at the meeting; and

6.	Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

By order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

March 16, 2017

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 25, 2017. The 2017 notice and proxy statement and the 2016 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 16, 2017.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect thirteen directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	Proposal 4: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017;

•	Proposal 5: To vote on a stockholder proposal described in this proxy statement if properly presented at the meeting; and

•	Proposal 6: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our board of directors and named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of a triennial advisory vote on executive compensation;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017; and

•	AGAINST the stockholder proposal.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated thirteen directors for election, all of whom are currently serving on our board of directors. The thirteen directors who have been nominated by the board of directors and agreed to serve as directors are Ms. Goodman and Messrs. Conn, Jacobson, Maffei, Malone, Miron, Markley, Merritt, Newhouse, Nair, Ramos, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

As of the close of business on February 27, 2017 (the “Record Date”), a total of 307,329,725 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted or exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common and preferred held by A/N may be converted or exchanged. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees, “FOR” the Company’s proposals as described above and “AGAINST” the stockholder proposal.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 4, but not on non-routine matters such as Proposals 1, 2, 3 or 5. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 4 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the applicable proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Annual Meeting of Stockholders.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of Proposals 1, 2, 3, 4 and 5. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the applicable proposal.

What are my choices in the proposals on the agenda?

On Proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee, “AGAINST” a nominee or you can abstain from voting. On Proposals 2, 3, 4 and 5, you can (1) vote “FOR” a proposal, (2) vote “AGAINST” a proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees and the Company proposals as noted above and “AGAINST” the stockholder proposal and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 24, 2017. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later- dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.

Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2017 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the meeting and that we will post on our website promptly after the meeting.

Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our board of directors is thirteen, and we currently have thirteen members standing as nominees for election. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the thirteen current directors are independent.

Each of our directors is elected on an annual basis. The board of directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the board of directors for election by the stockholders. Each of the following individuals currently serves as a director.

Directors	Position(s)
W. Lance Conn	Director
Kim C. Goodman	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John C. Malone	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Steven A. Miron	Director
Balan Nair	Director
Michael Newhouse	Director
Mauricio Ramos	Director
Thomas M. Rutledge	Chairman of the Board and Chief Executive Officer
Eric L. Zinterhofer	Lead Independent Director

W. Lance Conn, 48, was appointed to the board of directors of Charter on November 30, 2009 in connection with Charter’s exit from Chapter 11 bankruptcy proceedings. Mr. Conn previously served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Kim C. Goodman, 51, was elected to the board of directors of Charter on July 26, 2016. Ms. Goodman has been the Chief Executive Officer of Worldpay US, the United States business unit of Worldpay, a global leader in payments processing technology and solutions for business customers since November 2016. Ms. Goodman previously held various positions with American Express Company, a financial services company, from 2007 to 2014, including President, American Express Global Business Travel from 2011 — 2014, President, Merchant

Services Americas from 2010 — 2011, and Executive Vice President, Merchant Services North America from 2007 — 2010. Ms. Goodman currently serves as a director of BlueTarp Financial, Inc. and National Life Insurance Company. Ms. Goodman previously served as a director of Alcatel-Lucent SA and AutoNation, Inc. Ms. Goodman received a B.A. degree in political science from Stanford University, an M.S. degree in industrial engineering from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Goodman brings software, networking, financial services and customer service experience to the board from her experience in executive leadership roles at American Express Company and having previously held senior leadership positions in both software and networking at Dell Inc.

Craig A. Jacobson, 64, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush and Kaller, L.L.P., where he has practiced entertainment law for the past 30 years. Mr. Jacobson has been a member of the board of directors of Expedia, Inc. since December 2007 and Tribune Media Company since December 31, 2012. Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law in 1979. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Gregory B. Maffei, 56, was appointed to the board of directors of Charter in May 2013. Mr. Maffei has served as the President, Chief Executive Officer and a director of Liberty Broadband, an affiliate and stockholder of Charter, since its spin-off from Liberty Media Corporation (“Liberty Media”) in November 2014. He has also served as (1) the President, Chief Executive Officer and a director of Liberty Media since August 2012, (2) the President and Chief Executive Officer of Liberty Interactive Corporation since February 2006 and a director since November 2005, and (3) President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since 2013 and Chairman of the Board since June 2015. Mr. Maffei leads the team transforming Liberty Media and Liberty Interactive to compete in the digital/mobile era. Liberty Media owns, media, communications and entertainment businesses, including subsidiaries SiriusXM and the Atlanta Braves and interests in Live Nation Entertainment and Formula One. Liberty Interactive owns digital commerce businesses, including subsidiaries QVC, zulily, Bodybuilding.com, and Evite, and interests in Expedia, Interval Leisure Group, FTD and HSN. In addition, Mr. Maffei has served as (i) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iii) a director of Zillow, Inc. since May 2005, and (iv) the Chairman of the Board of Sirius XM Radio Inc. since March 2009. He previously served as President and Chief Executive Officer of Starz from May 2007 to January 2013 and as Chairman of the Board from January 2013 to December 2016, and a director of Barnes & Noble, Inc. from September 2011 to April 2014. Mr. Maffei also served as a director of Electronic Arts, Inc. from June 2003 until July 2013. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College. We believe Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience.

Dr. John C. Malone, 76, was appointed to the board of directors of Charter in May 2013. Mr. Malone has served as the Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010. Mr. Malone served as the Chief Executive Officer of Liberty Interactive from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp., and as Chief Executive Officer of TCI from January 1994 to March 1997. Mr. Malone has served as (i) a director and Chairman of the Board of Liberty Interactive since its inception in 1994, (ii) the Chairman of the Board of Liberty Broadband since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP’s predecessor, from June 2005 to June 2013 and LGI’s predecessor, Liberty Media International, Inc. (LMI), from March 2004 to June 2005, (iv) a director of Discovery Communications, Inc. (Discovery) since September 2008 and a director of Discovery’s predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008 and as Chairman of the

Board from March 2005 to September 2008, (v) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012, and (vi) a director of Lions Gate Entertainment Corp. since March 2015. Previously, he served as (i) the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) from August 2014 to June 2015, (ii) a director of Sirius XM from April 2009 to May 2013, and (iii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012. Mr. Malone, as President of TCI, co-founded Liberty Interactive’s former parent company and is considered one of the preeminent figures in the media and telecommunications industry. We believe that Mr. Malone’s qualifications to sit on Charter’s board include his extensive business experience in our industry and his well-known sophisticated problem solving and risk assessment skills.

John D. Markley, Jr., 51, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley is Managing Director of New Amsterdam Growth Capital, an investment firm focused on public and private companies in the communications, media and technology industries. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Mr. Markley currently serves as chairman of the board of BroadSoft, Inc. where he also serves on the compensation committee and as a director of Interdigital, Inc. where he serves on the audit and investment committees. Mr. Markley previously served as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 62, was appointed to the board of directors of Charter in December 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Prior to December 2009, Mr. Merritt previously served on Charter’s board and Audit Committee from 2003 through November 2009. Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. Mr. Merritt is a director of Calpine Corporation and Taylor Morrison Home Corporation and he serves as the Chairman of the Audit Committee of Calpine Corporation and a member of the Audit Committee of Taylor Morrison Home Corporation. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015. Mr. Merritt also served as a director of Outdoor Holdings, Inc. until May 2013. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Steven A. Miron, 50, was elected to the board of directors of Charter on May 18, 2016. Mr. Miron is a senior executive officer with the Advance/Newhouse companies, which is a global, diversified privately-owned group of media and technology companies. He served as Chief Executive Officer of Bright House Networks from May 2008 until May 2016. He also served as President of Bright House Networks from July 2002 to May 2008. Mr. Miron currently serves as a director of Discovery Communications (Nasdaq: DISCA, DISCB, DISCK). He served on the Board of Directors of C-SPAN, the National Cable & Telecommunications Association and CableLabs. In recent past, he served for several years on the Board of Directors and executive committee for CTAM and the Board of Directors for Emma Bowen Foundation and CTAM Educational Foundation. Mr. Miron also currently serves on the Crouse Health Foundation Board of Trustees and the Board of Directors for the Jewish Community Foundation of Central New York. Mr. Miron is a graduate of American University. We believe that through his experience as a cable television executive, Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our board.

Balan Nair, 50, was appointed to the board of directors of Charter in May 2013. Mr. Nair has served as the Executive Vice President and Chief Technology Officer for Liberty Global, Plc. since 2012, having previously served as Senior Vice President and Chief Technology Officer since July 2007. Prior to joining Liberty Global, from December 2006 through June 2007, Mr. Nair served as the chief technology officer of AOL. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. He also sits on the board of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University. We believe Mr. Nair’s qualifications to sit on Charter’s board include his operational and technology experience.

Michael Newhouse, 57, was elected to the board of directors of Charter on May 18, 2016. Mr. Newhouse is a director and senior executive officer in the Advance/Newhouse companies. Advance/Newhouse is a global, diversified privately-owned group of media companies that operates Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for audiences throughout the world. The Advance/Newhouse companies also operate: local media companies that publish newspapers in over 25 cities in the United States, as well as websites and other digital products; American City Business Journals, which publishes business journals and websites and other digital products in 40 cities in the United States; 1010data, Inc., which offers data platforms and analyses for large data sets; POP, Inc., a digital marketing agency; Advance/Newhouse also holds an approximately 13% interest in Charter Communications; a 33% non-controlling interest in Discovery Communications, Inc., which provides cable television channels and programming in various countries throughout the world; and is the majority owner of Reddit, Inc. Mr. Newhouse is a graduate of Tufts University. We believe that Mr. Newhouse’s experience in the cable television and media industries make him a valued presence on our board.

Mauricio Ramos, 48, was elected to the board of directors of Charter on May 18, 2016. Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm stock exchange since April 2015. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mauricio held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout this period he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. Mr. Ramos is currently a member of the Board of Directors of the GSMA and is also Chairman of TEPAL, the Latin American Association of Cable Broadband Operators. He is a citizen of the United States and Colombia who received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota. We believe that Mr. Ramos’ experience in the telecommunications and media industries make him a valued presence on our board.

Thomas M. Rutledge, 63, has been the Chairman of the board of directors of the Company since May 2016 and Chief Executive Officer of the Company since February 2012. He previously also served as President of the Company from February 2012 to July 2016 and as a director since February 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 39-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable. Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (“NCTA”). He is currently serving as Chairman of the NCTA, and currently serves on the boards of CableLabs and C-SPAN. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania in 1977. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 45, has been the Lead Independent Director of our board since May 2016. He was elected to our board of directors in November 2009 and served as non-executive Chairman of the board from December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Dish TV India, Ltd., General Communications, Inc., TouchTunes Interactive Networks, Inc., Roots Corporation, Roots USA Corporation and Leo Cable LLC. From 2004 to 2013, Mr. Zinterhofer was a director of Central European Media Enterprises Ltd. Mr. Zinterhofer also served as a director of Hunter Boot Limited from 2012 to 2015, and Integra Telecom, Inc. from 2012 to 2015. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2016, which all of the then-current directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2016, the full board of directors held five meetings and acted four times by unanimous written consent. In 2016, the board of directors also held one meeting of the independent directors and one meeting of the directors unaffiliated with Liberty or A/N. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2016.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board of directors. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on our website, www.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our Risk Management Program. The Audit Committee members through May 18, 2016 consisted of Messrs. Merritt and Markley and Michael P. Huseby. Mr. Huseby left the board on May 18, 2016. Mr. Jacobson served on the Audit Committee from May 18, 2016 through July 26, 2016. Ms. Goodman has served on the Audit Committee since July 26, 2016. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board of directors in 2016 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2016.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company and its subsidiaries. During 2016, Messrs. Conn, Maffei and Zinterhofer served on the Compensation and Benefits Committee for the entire year and Messrs. Messrs. Miron and Ramos have served on the Compensation and Benefits Committee since May 18, 2016. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2016. All members of the Compensation and Benefits Committee were determined by the board of directors in 2016 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Securities Exchange Act of 1934, as amended. The Compensation and Benefits Committee met five times in 2016 and acted three times by unanimous written consent.

The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence. During 2016, Messrs. Markley, Jacobson and Malone served on the Nominating and Corporate Governance Committee for the entire year and Messrs. Newhouse and Zinterhofer have served since May 18, 2016. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the board in 2016 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee considers candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). The Nominating and Corporate Governance Committee met four times in 2016.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code Section 162(m) for deductibility. In 2016, the Section 162(m) Committee was comprised of Messrs. Conn and Zinterhofer. In 2016, this committee acted four times by unanimous written consent.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2016, Messrs. Maffei, Merritt and Zinterhofer served on the Finance Committee for the entire year and Messrs. Conn and Newhouse have served on the Finance Committee since May 18, 2016. The Finance Committee met once and acted three times by unanimous written consent during 2016.

From time to time, the board of directors may create “ad hoc” committees for specific projects or transactions. There were no ad hoc committees created in 2016.

The Company’s Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that a majority of the thirteen current directors are independent. The Committee and the board of directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Nair, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the board of directors also determined that Messrs. Maffei and Malone are independent under the NASDAQ rules; however, their status or relationship with Liberty Broadband, an affiliate and stockholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the board of directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, their status or relationship with A/N, an affiliate and stockholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the board of directors further determined that Messrs. Maffei, Malone, Miron and Newhouse’s status or relationship with an affiliate of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the Chairman of the Board and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders Agreement (defined below). Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board membership to be considered by Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that board members represent diverse viewpoints. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

In January 2016, Charter entered into a memorandum of understanding (the “MOU”) with leaders of several leading national civic organizations that took effect upon the closing of the Transactions (as defined below). The MOU identifies specific diversity initiatives and establishes a plan of action to guide the collaborative efforts of the Company and a wide array of diverse civic and leadership organizations. As part of the MOU, Charter committed to a number of concrete actions, including appointing at least one African American, one Asian American/Pacific Islander and one Latino American to its newly formed board of directors within two years of the close of the Transactions. Charter has met this commitment.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2018 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel.

Governance Impacts of TWC and Bright House Transactions

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with Liberty Media Corporation’s (“Liberty Media”) investment in Charter, which was later transferred to Liberty Broadband Corporation (“Liberty Broadband”), the Company entered into a stockholders agreement dated as of March 19, 2013, between Charter and Liberty Media, which was amended by an Amendment to Stockholders Agreement, dated as of September 29, 2014, among Charter, Liberty Media and Liberty Broadband (the “Liberty Stockholders Agreement”). Messrs. Malone, Maffei and Nair were initially appointed to the board of directors pursuant to that agreement. In connection with the Transactions on May 23, 2015, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband Corporation, A/N and Legacy Charter (the “Stockholders Agreement”) and the Charter Holdings Limited Liability Operating Agreement (“LLC Agreement”) with Liberty Broadband and A/N. As of the closing of the Transactions on May 18, 2016, the Stockholders Agreement replaced the previous stockholders agreement with Liberty Broadband. Messrs. Miron and Newhouse were appointed to the board of directors pursuant to the Stockholders Agreement and the number of directors nominated by Liberty Broadband was reduced from four members to three members.

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen, and includes its chief executive officer. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate up to three directors as nominees for Charter’s board of directors and A/N currently has the right to designate up to two directors as nominees for Charter’s board of directors. Upon the closing of the Transactions, two designees selected by A/N became members of the board of directors of Charter and three designees selected by Liberty Broadband continued as members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefit Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. Neither A/N nor Liberty Broadband has nominated a director to serve on the Audit Committee that meets applicable stock exchange listing rules, but each has nominated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge, the Company’s Chief Executive Officer (“CEO”), became the chairman of the board of Charter.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the nominating and corporate governance committee of the board of directors, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the unaffiliated directors, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors.

Board Leadership Structure and Risk Oversight

Upon the closing of the Transactions, the Company appointed Mr. Rutledge as Chairman of the board of directors and Mr. Zinterhofer as Lead Independent Director. Although the Company previously separated the roles of Chief Executive Officer (“CEO”) and Chairman of the board, in connection with the negotiation of the Transactions the Company determined that it was in the best interest of the combined company to combine the roles. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the board of directors when the Chairman and CEO is not present as well as providing leadership for the non- A/N and non- Liberty Broadband directors.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the board of directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as with the General Counsel, the Group Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence.

Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the report from the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board of directors. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board of directors, a standing committee of the board of directors, or any individual member of the board of directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

2016 Director Compensation

The non-employee director compensation package in effect for 2016 included an annual retainer of $100,000 in cash or equity. The non-employee director compensation package also included an annual award of $130,000 in restricted stock, except with respect to the Chairman of the Board, who received an annual award of $280,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $20,000 per year, the Compensation and Benefits Committee chair receives $10,000 per year, and the Nominating and Corporate Governance Committee chair receives $10,000 per year. Each Audit Committee member (including the chair) receives $20,000 per year, each Compensation and Benefits Committee member (including the chair) receives $15,000 per year, each Finance Committee member receives $15,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $10,000 per year.

In accordance with the Liberty Stockholders Agreement, Messrs. Maffei and Malone did not receive cash or equity compensation in connection with their respective board or committee service through the closing of the Transactions, but began receiving compensation commensurate with other non-employee directors from the closing of the Transactions. Directors who are employees also do not receive additional compensation for board participation. Mr. Rutledge, Charter’s Chairman of the Board and CEO, was the only current director who was also an employee during 2016.

The following table sets forth information regarding the compensation paid or issued to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	134,308	129,640	263,948
Kim C. Goodman	60,000	97,475	157,475
Craig Jacobson	15,722	229,542	245,264
Gregory B. Maffei(3)	22,500	229,739	252,239
John C. Malone(3)	82,500	129,963	212,463
John D. Markley, Jr.	140,000	129,640	269,640
David Merritt	155,000	129,640	284,640
Steven A. Miron	11,250	229,739	240,989
Balan Nair	—	229,542	229,542
Michael Newhouse	93,750	129,963	223,713
Mauricio Ramos	11,250	229,739	240,989
Eriz Zinterhofer	69,151	379,627	448,778
Michael P. Huseby(4)	60,000	129,640	189,640

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the annual retainer of $100,000, Mr. Conn received $10,000 for his service as the Compensation and Benefits Committee chair, $15,000 for his service as a member of the Compensation and Benefits Committee and $9,308 for his service as a member of the Finance Committee. In addition to the prorated annual retainer of $50,000, Ms. Goodman received $10,000 for her service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity for the period from April 30, 2016 to April 29, 2017. Further, Mr. Jacobson received $10,000 for his service as a member of the Nominating and Corporate Governance Committee and $5,722 for his service as a member of the Audit Committee. Mr. Maffei elected to receive his annual retainer in equity for the period from May 18, 2016 to April 29, 2017. Further, Mr. Maffei received $11,250 for his service as a member of the Compensation and Benefits Committee and $11,250 for his service as a member of the Finance Committee. In addition to the prorated annual retainer of $75,000, Mr. Malone received $7,500 for his service as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer of $100,000, Mr. Markley received $20,000 for his service on the Audit Committee, $10,000 for his service as chair of the Nominating and Corporate Governance Committee, and $10,000 for his service on the Nominating and Corporate Governance Committee. In addition to the annual retainer of $100,000, Mr. Merritt received $20,000 for his service as chair of the Audit Committee, $20,000 for his service as a member of that committee, and $15,000 for his service on the Finance Committee. Mr. Miron elected to receive his annual retainer in equity for the period from May 18, 2016 to April 29, 2017. Further, Mr. Miron received $11,250 for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for the period from April 30, 2016 to April 29, 2017 and did not serve on any committees during 2016. In addition to the prorated annual retainer of $75,000, Mr. Newhouse received $7,500 for his service as a member of the Nominating and Corporate Governance Committee and $11,250 for his service as a member of the Finance Committee. Mr. Ramos elected to receive his annual retainer in equity for the period from May 18, 2016 to April 29, 2017. Further, Mr. Ramos received $11,250 for his service on the Compensation and Benefits Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for the period from April 30, 2016 to April 29, 2017. Further, Mr. Zinterhofer received a portion of his annual retainer for the period from January 1, 2016 through April 29, 2016 equal to $32,945 together with $15,000 for his service on the Compensation and Benefits Committee, $15,000 for his service on the Finance Committee and $6,206 for his service on the Nominating and Corporate Governance Committee. In addition to the annual retainer of $50,000, Mr. Huseby received $10,000 for his service as a member of the Audit Committee.

(2)

Amounts attributed to the annual equity retainer restricted stock grant for all directors (except the Chairman of the Board) vesting one year after the date of grant (April 26, 2017), with a fair value on the date of grant (April 26, 2016) of $129,640 (and $279,725 for the Chairman of the Board also vesting April 26, 2017). Upon the closing of the Transactions Messrs. Maffei, Malone, Miron, Newhouse and Ramos received an annual equity retainer restricted stock grant vesting on April 26, 2017 with a fair value on the date of grant (May 20, 2016) of $129,963. Ms. Goodman received a prorated grant upon her appointment to the board vesting on April 26, 2017 with a fair value on the date of grant (July 26, 2016) of $97,475. As to the equity in lieu of cash retainer stock grant for Messrs. Jacobson, Maffei, Miron, Nair, Ramos and Zinterhofer vesting April 26, 2017), the fair value on the date of grant for Jacobson, Nair and Zinterhofer (April 26, 2016) was $99,902 and for Maffei, Miron and Ramos (May 20, 2016) was $99,776. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

In accordance with the Liberty Stockholders Agreement, Messrs. Maffei and Malone did not receive cash or equity compensation until after the closing of the Transactions for their board or committee service.

(4)	Mr. Huseby left the board of directors upon the closing of the Transactions and the restricted stock grant reflected above was forfeited at that time.

Executive Officers

Our executive officers for purposes of Section 16 of the Securities and Exchange Act and our other Executive Vice Presidents as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officer Positions

Section 16 Executive Officers	Position
Thomas M. Rutledge	Chairman and Chief Executive Officer
John Bickham	President and Chief Operating Officer
David G. Ellen	Senior Executive Vice President
Christopher L. Winfrey	Chief Financial Officer
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer

Executive Vice Presidents	Position
Thomas E. Adams	Executive Vice President, Field Operations
Mike Bair	Executive Vice President, Spectrum Networks
James Blackley	Executive Vice President, Engineering and Information Technology
Catherine C. Bohigian	Executive Vice President, Government Affairs
Richard J. DiGeronimo	Executive Vice President, Product and Strategy
David Kline	Executive Vice President, Advertising Sales
Paul Marchand	Executive Vice President, Human Resources
Kathleen Mayo	Executive Vice President, Customer Operations
Philip G. Meeks	Executive Vice President, President of Spectrum Business Enterprise
Tom Montemagno	Executive Vice President, Programming Acquisition
James Nuzzo	Executive Vice President, Business Planning
Scott Weber	Executive Vice President, Network Operations

Information regarding our executive officers and our other senior company leaders, other than Mr. Rutledge who also serves as a director, is set forth below.

John Bickham, 67, President and Chief Operating Officer.    Mr. Bickham has been the President and Chief Operating Officer of Charter since July 2016 and joined Charter as Executive Vice President and Chief Operating Officer in April 2012. Prior to joining Charter, Mr. Bickham served as President of Cable and Communications for Cablevision Systems Corporation (“Cablevision”) where he was employed from 2004 through November 2011. Mr. Bickham previously served on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received his B.S. degree in electrical engineering from Texas A&I University.

David G. Ellen, 52, Senior Executive Vice President.    Mr. Ellen joined Charter as Senior Executive Vice President in June 2016. Mr. Ellen oversees several business and corporate functions including Programming, Spectrum Networks, Human Resources, Communications, Diversity, Security and Regulatory Compliance. Mr. Ellen joined Charter from Cablevision, where he served as Executive Vice President and General Counsel. Before Cablevision, Mr. Ellen served as Deputy General Counsel at IAC, the multi-brand media and Internet company. Earlier in his career, Mr. Ellen worked at the Federal Communications Commission and before that was a law clerk for Justices Breyer and Ginsburg when they were each on the U.S. Court of Appeals and for Justice O’Connor at the U.S. Supreme Court. Mr. Ellen is a graduate of Harvard Law School, where he was President of the Harvard Law Review, was a Marshall Scholar at Cambridge University and has a B.A. from Harvard College.

Christopher L. Winfrey, 41, Chief Financial Officer.    Mr. Winfrey has been Charter’s Chief Financial Officer since November 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer and Managing Director of Unitymedia GmbH from March 2006 through October 2010. Mr. Winfrey was also appointed Managing Director of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia NRW GmbH in March 2006 and arena Sport Rechte und Marketing GmbH in April 2008. Mr. Winfrey graduated from the University of Florida, with a B.S. degree in Accounting. He also received his M.B.A. from the University of Florida.

Richard R. Dykhouse, 53, Executive Vice President, General Counsel and Corporate Secretary.    Mr. Dykhouse has served in his current position since February 2013 having previously been Senior Vice President, General Counsel since January 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University Robert H. McKinney School of Law.

Jonathan Hargis, 60, Executive Vice President and Chief Marketing Officer.    Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer on April 9, 2012. Prior to joining Charter, Mr. Hargis was with Cablevision from December 2000 through March 2012, most recently serving at Cablevision as Executive Vice President, Marketing. He served on the board of the Cable & Telecommunications Association for Marketing (“CTAM”) Educational Foundation from April 2008 to March 2012 and chaired the CTAM board from September 2011 to March 2012. Mr. Hargis received a B.A. from Otterbein College and a M.B.A. from Wright State University

Kevin D. Howard, 47, Senior Vice President — Finance, Controller and Chief Accounting Officer.    Mr. Howard has served in his position as Senior Vice President — Finance, Controller and Chief Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Thomas E. Adams, 61, Executive Vice President, Field Operations.    Mr. Adams joined Charter as Executive Vice President, Field Operations on October 1, 2012. Prior to joining Charter, Mr. Adams served as Regional Vice President of Operations for Wisconsin at Time Warner Cable from 2009 to September 28, 2012. Prior to that Mr. Adams served as Regional Vice President of Operations for Eastern Carolina at Time Warner Cable from 2007 to 2009. Mr. Adams received an associate degree in Applied Science, Engineering from Delhi Agriculture and Technical College and a B.S degree in Engineering from Florida International University.

Mike Bair, 60, Executive Vice President, Spectrum Networks.    Mr. Bair joined Charter as Executive Vice President, Spectrum Networks in July 2016. Before joining Charter, Mr. Bair served as the Chief Executive Officer of Bleachers Corp., a start-up streaming media company, from 2014 to 2016. Prior to Bleachers, Mr. Bair served as President of Madison Square Garden’s Media Group where he lead the strategic, operational and financial performance of MSG Networks, Fuse Music TV, MSG Interactive, MSG Radio and all sponsorship and ad sales for the parent company. Before MSG Media, Bair served as President, Product Management and Marketing for Cablevision’s cable division, where he was responsible for product strategy, programming, marketing, and advertising, as well as brand management, for the company’s video, voice and internet services. Mr. Bair also held executive positions at Rainbow Media, HBO, Showtime Networks and Ogilvy and Mather Advertising.

James Blackley, 61, Executive Vice President, Engineering and Information Technology.    Mr. Blackley joined Charter as Executive Vice President, Corporate Engineering and Technology on October 15, 2012. Prior to joining Charter, Mr. Blackley served as Executive Vice President, Corporate Engineering and Technology for Cablevision, where he was employed from 1996 through May 2012.

Catherine C. Bohigian, 44, Executive Vice President, Government Affairs.    Ms. Bohigian joined Charter as Executive Vice President, Government Affairs on July 8, 2013. Prior to joining Charter, Ms. Bohigian served as Senior Vice President, Federal Affairs for Cablevision where she was employed from September 2008 through June 2013. Ms. Bohigian previously worked for the Federal Communications Commission (“FCC”) in various capacities, including as Senior Advisor to the Chairman and Chief of the Office of Strategic Planning. Ms. Bohigian received a B.A. degree summa cum laude from Duke University and a J.D. degree cum laude from Harvard Law School.

Richard J. DiGeronimo, 39, Executive Vice President, Product and Strategy.    Mr. DiGeronimo was appointed to his current position in January 2015 having previously been a Senior Vice President, Product and Strategy since March 2011 and a Vice President of Product Management from 2008 to 2011. Prior to joining Charter, Mr. DiGeronimo served as the Vice President and General Manager of Cable Markets with Level 3 Communications. Mr. DiGeronimo received a B.B.A. from the Ross School of Business at the University of Michigan.

David Kline, 59, Executive Vice President, Advertising Sales.    Mr. Kline joined Charter in October 2015 as Executive Vice President, President of Media Sales. Before joining Charter, Mr. Kline served as President and Chief Operating Officer of Visible World. Prior to that position he was Chief Operating Officer of Ensequence. Mr. Kline also served as President and Chief Operating Officer of Cablevision Media Sales for more than 15 years, overseeing the company’s advertising businesses. Mr. Kline holds a bachelor’s degree from The Ohio State University.

Paul Marchand, 47, Executive Vice President, Human Resources.    Prior to joining Charter in October 2015, Mr. Marchand spent nearly 12 years with PepsiCo, most recently as Senior Vice President of Human Resources for the North America beverage’s field and supply chain organization. He previously served in human resources roles at Merrill Lynch, JPMorgan and the May Department Stores Company. Mr. Marchand holds a master’s degree in organizational psychology from Columbia University and a bachelor’s degree in advertising from Syracuse University.

Kathleen Mayo, 58, Executive Vice President, Customer Operations.    Ms. Mayo joined Charter as Executive Vice President, Customer Operations on September 17, 2012. Prior to joining Charter, Ms. Mayo joined Cablevision in 1997 and most recently serving as Executive Vice President, Consumer Operations of Cablevision. Ms. Mayo earned a B.A. at West Chester University and an M.B.A. at Temple University.

Philip G. Meeks, 63, Executive Vice President, President of Spectrum Business Enterprise.    Mr. Meeks joined Charter as Executive Vice President and President of Spectrum Business Enterprise in May 2016. He previously served as Executive Vice President and Chief Operating Officer for Business Services at Time Warner Cable. Prior to that, Mr. Meeks served as Senior Vice President of Cox Business. Before joining Cox in 2008, he was the co-founder and lead executive for a start-up company focused on enhancing the supply chain between technology vendors and value added resellers in the Internet security, data storage and VoIP markets. Mr. Meeks served in various strategy, sales and marketing leadership roles during 20 years of service at MCI Telecommunications, including Senior Vice President of Sales Operations and Senior Vice President of Strategic Ventures and Alliances. Mr. Meeks is a graduate of the University of Georgia, where he earned a bachelor’s degree in Marketing and Journalism. He also completed executive education programs at both the Massachusetts Institute of Technology and the University of Virginia.

Tom Montemagno, 50, Executive Vice President, Programming Acquisition.    Mr. Montemagno joined Charter as Executive Vice President, Programming Acquisition in September 2016. Before joining Charter, Mr. Montemagno served as Executive Vice President of Programming for Cablevision Systems Corporation. During his 27-year tenure at Cablevision, he served in various leadership positions in the programming department including Senior Vice President of programming acquisition and was Cablevision’s lead negotiator with content companies.

James Nuzzo, 55, Executive Vice President, Business Planning.    James Nuzzo joined Charter as Executive Vice President, Business Planning on June 23, 2014. Mr. Nuzzo was previously at Cablevision Systems Corporation from 1986 to December 2013 most recently serving as Senior Executive Vice President, Operations and Business Planning. Mr. Nuzzo received a bachelor’s degree in Business Administration from Hofstra University in 1983.

Scott Weber, 61, Executive Vice President, Network Operations.    Mr. Weber joined Charter as Executive Vice President, Network Operations on June 18, 2012. Prior to joining Charter, Mr. Weber served as Executive Vice President, Engineering Network Management for Cablevision from January 2007 through January 2012. Mr. Weber is a member of Society of Cable Telecommunications Engineers, Institute of Electrical and Electronics Engineers and American Radio Relay League.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2016, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. Mr. Zinterhofer served as the non-executive Chairman of the Board through the closing of the Transactions on May 18, 2016 and served as Lead Independent Director for the remainder of 2016. Mr. Rutledge has served as Chairman of the Board since the closing of the Transactions.

During 2016: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our Named Executive Officers (“NEOs”) in fiscal year 2016. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2016 Named Executive Officers

•	Thomas M. Rutledge; Chairman and Chief Executive Officer

•	John Bickham; President and Chief Operating Officer

•	David G. Ellen; Senior Executive Vice President

•	Christopher L. Winfrey; Chief Financial Officer

•	Jonathan Hargis; Executive Vice President and Chief Marketing Officer

Executive Summary

A. Fiscal 2016 Operational and Financial Highlights

•

On May 18, 2016, Charter (the “Company”) completed its transactions with Time Warner Cable and with Bright House Networks (collectively, the “Transactions”), becoming a leading broadband communications company and the second largest cable operator in the United States.

•

On a pro forma basis, total customer relationships grew by 1,154,000 or 4.6% for the twelve months ended December 31, 2016. Total residential and SMB PSUs grew by 1,896,000, or 3.9% on a pro forma basis, for the twelve months ended December 31, 2016.

•

For 2016, pro forma revenues increased 7.0% and pro forma Adjusted EBITDA rose 11.2%. Excluding transition costs, full year 2016 pro forma Adjusted EBITDA increased 11.8%. On an actual basis, full year 2016 revenues increased 197.3% and Adjusted EBITDA grew by 211.0%, driven primarily by the Transactions.

•

For the year ended December 31, 2016, pro forma net income attributable to Charter shareholders totaled $1.1 billion, compared to $159 million in 2015. On an actual basis, net income attributable to Charter shareholders totaled $3.5 billion for the year ended December 31, 2016, compared to a net loss of $271 million in 2015.

B. Key 2016 Compensation Decisions and Considerations

In conjunction with the completion of the Transactions, the Committee undertook a detailed review of the Company’s compensation program, and made changes to Charter’s long-term incentive program to ensure that the focus of the NEOs was well aligned with the successful integration of Legacy Charter, Time Warner Cable and Bright House Networks. The result is a highly leveraged five-year long-term incentive program which is designed to deliver value to NEOs only when strong, industry leading levels of performance (as defined by stock price) have been achieved (see “Elements of Compensation — Long-Term Incentives” below). The long-term incentive program is similar to the program the Company adopted in April 2011 and with the recruitment of Mr. Rutledge. The Committee believes that program drove shareholder value creation and desired to create similar incentives for the new program after the Transactions. Our focus as a Committee and Board is the long-term performance of the Company and we believe that the five-year long-term incentive program creates appropriate long-term incentives for the NEOs.

With the shift to a five-year long-term incentive program, we also entered into new five-year employment agreements with our NEOs, (see “Employment Agreements” below). The intent of both the long-term incentive program and the revised employment agreements is 1) to retain the NEOs through the post-transactions integration process and beyond; and 2) directly align the five-year compensation of the NEOs to long-term shareholder value appreciation.

In addition to the changes to the long-term incentive program and employment agreements, the Committee planned and executed several other changes — largely in response to the Transactions. As a result, Charter:

•	Adjusted base salary and annual incentive levels for NEOs, at the time of the Transactions to reflect the new, larger roles being performed by them,

•	Adopted a blended annual incentive plan with a pre-Transactions focus on financially driven metrics and a post-Transactions focus which blends financial and integration goals, and

•	Made several key organizational decisions during the year that affected NEOs, including:

•	Promotion of Mr. Rutledge to President, Chairman and CEO as of May 17, 2016 (relinquished President role upon promotion of Mr. Bickham on July 26, 2016)

•	Promotion of Mr. Bickham to President and Chief Operating Officer as of July 26, 2016, and

•

Hiring David Ellen in June 2016. In his role as Senior Executive Vice President, Mr. Ellen leads business strategy around programming and content (including Spectrum Networks) as well as oversees a range of corporate functions including Human Resources, Communications, Diversity, Security and Regulatory Compliance.

Summary of NEO Long-Term Incentive Plan Design Changes

Program Objectives	Design Elements
Grant equity up front at the time of the Transactions	• Equity granted in fiscal year 2016 is intended to be the only equity granted through fiscal year 2020 except in the case of promotion.
Challenging performance requirement

•   100% of the grant requires achievement of challenging increases to the stock price by the 6th anniversary of the date of the grant.

•   The lowest performance standard requires a 30% improvement in stock price measured from the time of grant. The most challenging performance standard requires stock price appreciation of 155%.

Alignment with shareholders	• The only performance measure is stock price, which directly aligns the interests of the NEOs with shareholders.
Align realizable pay and executive performance

•   The rigorous stock price hurdles are designed to ensure a highly leveraged program for the NEOs that is beneficial for shareholders. If the Company’s stock price appreciation is less than 30%, no value is delivered from the equity program. For stock price appreciation below 70%, realizable value is targeted at below the peer group median for equity compensation. If growth in the stock price exceeds 125%, realizable value is targeted at or above the 75th percentile of the peer group.

Program Objectives	Design Elements
Retention of critical talent

•   Leadership retention and continuity are important strategic considerations of the Committee in designing this program. None of the award can vest in the first three years from the date of grant even if stock price performance exceeded the stock price goals. The award does not become 100% eligible to be vested until five years from the date of grant. The awards must vest through achievement of stock price performance targets by the 6th anniversary of the date of the grant or will be forfeited.

Shareholder protection

•   Awards are designed to vest in response to sustained share performance. Stock price hurdles are only deemed to be achieved if the 60-day average closing price exceeds the stock price hurdle three, four, or five years from the grant date.

•   In event of a change in control, equity vests if stock price targets are achieved or as determined by the Committee.

•   For the NEOs, there is no acceleration of vesting upon involuntary termination or good reason termination, with the exception of 1) Mr. Rutledge, who will be eligible to vest in any equity for two years following termination in which stock price targets are achieved and minimum time period requirements from date of grant are met; and 2) Mr. Bickham, who will be eligible to receive pro rata vesting only to the extent that stock price hurdles have been met at the time of termination.

Changes to Employment Agreements

To complement the five-year equity grants, the Committee updated every NEO employment agreement. Charter entered into new agreements for Mr. Rutledge in April 2016, Mr. Ellen in July 2016 (after his hiring) and for other NEOs after the Transactions. The principal changes to the prior agreements were to extend the term from two or three years to a consistent five years and increase the base salary, annual incentive and some perquisite levels to reflect the new, larger roles being performed by the NEOs post-Transactions.

Changes to the Annual Incentive Plan

In December 2015, the Committee established an annual incentive for 2016 with incentive pay based upon performance largely against financial metrics. After the Transactions, the Committee decided that for determining incentive pay for the period prior to the Transactions, performance against those financial metrics would be measured on a pro rata basis through the date of the Transactions. For the period after the completion of the Transactions, the Committee established appropriate performance criteria for the remainder of the year related to the success of the Transactions. Performance before the Transactions was assessed on an objective formulaic basis, and performance after the Transactions was assessed using discretion guided by a scorecard of performance objectives. The below visual compares pre-and post-Transactions performance metrics in relation to the annual incentive program.

Compensation Competitive Analysis

A. Pay Philosophy and Competitive Positioning

In 2016, the Committee implemented the following pay philosophy for the NEOs:

1.	Base salary and target annual incentive between the 50th and 75th percentile of the peer group

2.	Equity compensation was designed with the following pay for performance relationship:

a.	Targeted to not deliver any value to NEOs for performance below 30% stock price growth over a six-year period

b.	Targeted at the median of the compensation peer group when stock price growth reaches approximately 70% over a six-year period

c.	Targeted to reach or exceed the 75th percentile of the compensation peer group when stock price growth reaches or is above approximately 125% stock price growth over a six-year period

In adopting this approach for equity compensation, the Committee shifted from a traditional, static peer group analysis of grant date value (value of long-term incentive award on date of grant and as reported in the Summary Compensation Table) to this more dynamic approach. With the completed Transactions, the Committee believed that a more robust model was required based on the potential value that could be created by the Company over the next six years.

B. Compensation Peer Group

The Committee examines Charter’s peer group on an annual basis. Due to the Company’s increased size post-Transactions, the Committee approved the following criteria to identify peers:

•	North American publicly traded companies

•	Size: Approximately $10 billion to $100 billion in annual revenue (0.33x to 2.5x the combined Company’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

•	Companies Identified by Committee: The Committee elected to add AT&T and Verizon due to the relevance of their business model, though recognizing they are larger than the desired revenue range.

Peer Group
21st Century Fox, Inc.	CenturyLink, Inc.	Liberty Global Plc	T-Mobile US, Inc.
AT&T Inc.	Cisco Systems, Inc.	Sprint Corp.	Verizon Communications Inc.
BCE Inc.	Comcast Corp.	The Walt Disney Company	Viacom, Inc.
CBS Corp.	DISH Network Corp.	Time Warner Inc.

In addition to the peer group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the secondary peer group:

Secondary Peer Group
American Express Co.	Honeywell International, Inc.	Mondelez International, Inc.	International, Inc.
Bristol-Myers Squibb Co.	Johnson & Johnson	NIKE, Inc.	Procter & Gamble Co.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	Omnicom Group, Inc.	The Coca-Cola Co.
FedEx Corp.	Macy’s, Inc.	PepsiCo, Inc.	The Kraft Heinz Co.
General Mills, Inc.	Marriott International, Inc.	Pfizer Inc.
Gilead Sciences, Inc.	Merck & Co., Inc.	Philip Morris

Elements of Compensation

A. Base Salary and Annual Bonus

We set base salaries with regard to the level of the individual’s position with Charter and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for executives, and any changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on our then-current goals. Salary adjustments may also be based on changes in market pay levels for comparable positions in our competitive markets.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the subjective exercise of the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced professionals, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting/retention situations when deciding to set salaries for individual executives above or below the market median. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are not automatic nor the same for each individual.

The Committee reviewed and adjusted base salaries and annual cash bonus targets of the NEOs (except for Mr. Rutledge and Mr. Ellen (who was hired after the Transactions)) in connection with the Transactions in order to account for: (a) increases in market data for managing a larger post-Transactions organization, (b) individual impact on and contributions to the business performance and Company goals, and (c) increases in responsibility.

Cash compensation for all NEOs (except Mr. Rutledge and Mr. Ellen) was adjusted with the closing of the Transactions. The chart below shows the salary and target bonus effective as of the start of the year and the salary and target bonus effective as of the closing.

Executive Officer	Jan 1st	Closing of Transactions	Jan 1st Target Bonus %	Target Bonus % Post Closing of Transactions
Thomas M. Rutledge	$2,000,000	$2,000,000	300%	300%
John Bickham	$1,375,000	$1,500,000	135%	200%
David G. Ellen	—	$1,250,000	—	160%
Christopher L. Winfrey	$651,500	$850,000	75%	150%
Jonathan Hargis	$565,000	$600,000	75%	110%

Note: Ellen was hired June 2016.

Annual Incentive Plan

Charter has established an Annual Incentive Plan for the NEOs to ensure that the amount of compensation for each NEO reflects the executive’s performance and service to us for the time period under consideration. Our primary measures of performance used to gauge appropriate levels of performance-based compensation have included stockholder value, revenue, Adjusted EBITDA, operating cash flow, operational improvements, capital management, customer satisfaction, and/or such other metrics as the Committee determines is then critical to our long-term success at that time. While we believe that our executives are best motivated when they believe that their performance objectives are attainable, we also believe that these metrics should be challenging and represent important improvements over performance from prior years. Compensation payable pursuant to our Annual Incentive Plan is dependent on our performance.

The Committee has the discretion to increase or decrease payouts under this annual plan based on organizational factors such as acquisitions or significant transactions, performance driven by changes in products or markets and other unusual, unforeseen or exogenous situations. The CEO is authorized by the Committee to make discretionary bonus awards of up to 5% of the projected payout. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to the annual bonus plan. For 2016, none of the NEOs received any portion of this 5% discretionary allocation.

January 2016 — May 2016 (“Pre-Transactions”) Annual Incentive Plan

The Annual Incentive Plan for the Pre-Transactions period was based on actual performance for each of the three legacy operating companies, with consistent accounting relating to the referenced budgets. The pro-rata portion of each NEO’s incentive payout for the Pre-Transactions period was determined based on Charter’s annual incentive plan established by the Committee in December 2015 for legacy Charter. Charter’s Legacy Program measured performance against three metrics: total revenue, adjusted EBITDA, and capital management.

Metric	Target ($)	Actual Performance ($)	Payout %	Weighting	Weighted Payout %
Total Revenue Growth	$292M	$277M	98.09%	40%	39.24%
Adjusted EBITDA Growth	$129M	$147M	150.00%	50%	75.00%
Capital Management	Discretionary Assessment		125.00%	10%	12.50%
Total					126.74%

Note: Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net, other expense, net and other operating expenses, such as merger, acquisition and transition costs, special charges and (gain) loss on sale or retirement of assets.

Capital Management is an after the fact objective evaluation of our capital spend.

May 2016 — December 2016 (“Post-Transactions”) Annual Incentive Program

As a result of the transformative nature of the Transactions on the Company and its operations, for the Post-Transactions period the Committee modified the Annual Incentive Program to better reflect objectives and goals related to the combined organizations. Annual bonus was based on an assessment of the Company’s achievement of these critical objectives that were then reviewed and approved by the Committee on February 15, 2017. Key results are outlined below, and the Committee concluded that a payout of 128% fairly reflected the performance Post Transaction.

•	Executed seamless closing of the transactions with Time Warner Cable and Bright House Networks

•	Met deadline to rationalize retirement plans and implement a unified benefit approach

•	Met all 2016 compliance goals including ones identified in FCC’s Merger Order

•	Successfully launch Spectrum Pricing and Packaging in California, Texas, New York, and Florida

•	Made material progress developing a single management structure in Cable Operations

•	Developed consolidated income statement, balance sheet and cash flow prior to year end

•	Exceeded pro forma revenue growth target (achieved 7.0% vs target of 5.3%) and adjusted EBITDA growth target (achieved 11.8% vs. target of 9.2%)

B. Long-Term Incentives

We designed our Long-Term Incentive Program to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the NEOs with that of our stockholders, and incentivize and retain the NEOs through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. The Committee generally targets grant levels at the median to top quartile of competitive levels.

The 2009 Stock Incentive Plan (the “Stock Incentive Plan”) is an omnibus plan that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock as each term is defined in the Stock Incentive Plan and in the discretion of the Committee. Unless terminated sooner, the Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan.

As of December 31, 2016, 7,116,803 shares remained available for future grants under the Stock Incentive Plan. As of December 31, 2016, there were 563 participants in the Stock Incentive Plan.

The Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the Stock Incentive Plan authorizes repricing, no repricing has occurred under the plan to date.

In 2016, the Committee redesigned the equity program as it applies to the NEOs.

Long-Term Incentive NEO Redesign Timeline

Timeline	Commentary
January 2016

•   Because the Transactions were not yet finalized at the beginning of the year, the Committee granted normal annual equity awards to Messrs. Bickham, Hargis and Winfrey in January, consistent with the normal annual grant cycle of previous years.

•   The January grants were 50% restricted stock units and 50% stock options, all cliff vesting three years after grant in January 2019.

•   In the fourth quarter of 2015 and the first quarter of 2016 the Committee worked on redesigning the long-term incentive program for the NEOs. This redesign was intended to only be implemented upon a successful closing of the Transactions.

•   The Committee elected to defer granting equity to Mr. Rutledge in January in anticipation of implementing an equity award in connection with the signing of a new employment agreement later in the year.

April 2016	• Mr. Rutledge received equity awards upon entering into his new employment agreement.
May / June 2016	• Committee worked with Mr. Rutledge to finalize extending the new equity approach to other NEOs.
June / July 2016

•   New equity grants, modeled after Mr. Rutledge’s long-term incentive design, were granted to the NEOs.

•   Mr. Ellen received equity awards under the revised program upon his hiring in June 2016. Also in July 2016, the CEO recommended and the Committee approved an additional equity grant to Mr. Bickham, partly in recognition of his assuming the President title.

Target Grant Values

The Committee intends the equity granted in 2016 to be the only equity compensation provided through 2020 except in the case of promotion. The Committee used a dynamic analysis of realizable compensation to determine the number of options and restricted shares to grant at the performance targets. The Committee also ran analysis of the estimated grant date value of the five-year CEO grant and estimated this to be $90 million over five years.

To determine the value for other NEOs, the Committee, with input from Mr. Rutledge, sized each award as a percentage of the CEO award and backed out the value of the grant made in January 2016 (except for Mr. Ellen, who did not receive a January 2016 grant) to determine the remaining grant date value. The Committee believes that this approach will 1) ensure the execution of the stated long-term incentive pay / performance philosophy and; 2) properly account for the January long-term incentive awards that were determined on a grant date value basis.

Grant date fair value numbers shown in the Summary Compensation Table and Grants of Plan-Based Awards are based on analysis conducted by an outside valuation firm utilizing a Monte Carlo valuation analysis. The grant date fair value for market based awards needs to be conducted after the date of grant. For determining the amount of the grant, the Committee used an estimated target award value. The grant date fair value for the performance-based awards reported in this proxy statement is 89.7% of the target award value used by the Committee to determine the number of options and RSUs each participant received.

The five-year awards are 90% performance-based stock options and 10% performance-based restricted stock units, subject to both time and performance restrictions as outlined below.

Performance-Based Restrictions:

If the time-based restrictions described in the following section have been fulfilled, equity awards will vest upon achievement of the 60-day average closing stock price hurdles below. If the stock price hurdles have not been satisfied six years after grant (the vesting expiration date) then unvested awards will be forfeited.

Stock Price Hurdle	Approximate Stock Price Growth from Grant	Segment of Stock Option Award Associated with Performance Hurdle	Segment of Restricted Stock Associated with Performance Hurdle
$289.76	30%	1/5	—
$364.97	65%	1/5	—
$455.66	105%	1/5	1/3
$496.58	125%	1/5	1/3
$564.04	155%	1/5	1/3

Note: stock price hurdles have been adjusted to reflect recapitalization at the closing of the Transactions.

Time-Based Restrictions:

Each equity award is divided into the performance segments described in the prior section. Each performance segment is divided further into three equal time-based tranches. The time based tranches may vest as early as three, four, and five years after grant respectively.

The performance hurdle must be achieved after the time-based tranche’s earliest vesting date in order for the award to vest (i.e. if the performance condition is met 3 1/2 years after grant, the first time-based tranche will vest, but the second and third time-based tranches are not guaranteed to vest. Those two tranches will vest only if the performance hurdle is also achieved after four years and after five years after grant respectively, but before six years after grant.)

C. Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Changes to Employment Agreements

The principal change to the employment agreements was to extend the term from two or three years, as applicable, to a consistent five years and increase the base salary and annual incentive levels to reflect the new, larger roles being performed by the NEOs. Additional changes were intended to streamline the language and standardize the benefits offered across the NEOs. A more detailed description is set forth below under the section titled “Employment Agreements.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). However, the tax effect is only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible performance-based compensation under section 162(m).

We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations.

Additional Compensation Governance Policies

A. Stock Ownership Guidelines

The stock ownership guidelines are based on achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
President and COO	3x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually 1) stock beneficially owned outright and; 2) 25% of the value of service-based restricted stock and restricted stock units that are only subject to service vesting. There is no time requirement to meet the guidelines. However, until the minimum level is reached, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2016 all covered directors and the NEOs met the applicable stock ownership guidelines (except for individuals appointed or hired after the closing of the Transactions).

B. Compensation Recovery Policy

The Compensation Recovery Policy provides that all executive officers, including the NEOs, may, under certain circumstances, be required to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there is a three-year look back period for compensation recovery and it applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement. However, the Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

C. Hedging

The Company prohibits any Named Executive Officer, as well as other senior members of management, from hedging or monetization transactions or similar arrangements with respect to Company securities.

D. Role of the Independent Compensation Consultant

The Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its compensation consultant. During the year ended December 31, 2016, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to competitive markets; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2016.

E. Role of the CEO and Compensation and Benefits Committee

Our CEO annually reviews the performance of each of the other NEOs and recommends compensation adjustments based on overall competitiveness and effectiveness of the program and bonus payouts applying specific performance metrics that were approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultants, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

F. Stockholder Vote on Say on Pay

At the Company’s 2011 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and voted to hold an advisory vote on executive compensation every three (3) years. The Committee agreed with the advisory vote. The advisory vote on executive compensation was held at the 2014 annual stockholders’ meeting. As the Board of Directors had recommended, the stockholders approved the 2014 executive compensation with approximately 87% of the outstanding vote cast in favor of the proposal. At the annual stockholder’s meeting in 2017, stockholders will be asked to consider two advisory votes relative to executive compensation. One will address the frequency of advisory votes on the Company’s executive compensation and the other will address executive compensation as described in the Compensation Discussion and Analysis.

Performance Graph

The graph below shows the cumulative total return on Charter’s Class A common stock for the period from December 31, 2011 through December 31, 2016, in comparison to the cumulative total return on Standard & Poor’s 500 Index and a peer group consisting of the national cable operators that are most comparable to us in terms of size and nature of operations. The Company’s peer group consists of Comcast and Legacy TWC (through May 18, 2016). The results shown assume that $100 was invested on December 31, 2011 and that all dividends were reinvested. These indices are included for comparative purposes only and do not reflect whether it is management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, nor are they intended to forecast or be indicative of future performance of Charter’s Class A common stock.

Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers that were identified as such as of December 31, 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Rutledge Chairman and Chief Executive Officer	2016	2,000,000	10,086,658	77,990,740	7,651,397	503,383	283,549	98,515,727
	2015	2,000,000	999,925	8,999,426	4,156,600	—	205,436	16,361,387
	2014	2,000,000	999,995	8,999,952	3,800,650	—	304,255	16,104,852
John Bickham President and Chief Operating Officer	2016	1,450,962	7,009,538	35,349,000	3,279,151	192,726	159,661	47,441,038
	2015	1,375,000	499,962	4,499,713	2,204,483	—	150,303	8,729,461
	2014	1,375,000	499,998	4,499,976	2,015,702	—	172,662	8,563,338
David Ellen(6) Senior Executive Vice President	2016	605,770	2,384,516	17,797,369	1,286,995	—	13,973	22,088,623
	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—
Christopher L. Winfrey Chief Financial Officer	2016	772,127	4,164,371	23,002,337	1,250,148	—	19,900	29,208,883
	2015	651,500	249,981	2,249,827	580,291	—	—	3,731,599
	2014	566,500	250,067	2,249,988	530,598	—	12,321	3,609,474
Jonathan Hargis Executive Vice President and Chief Marketing Officer	2016	586,270	2,574,694	11,137,424	728,760	—	—	15,027,148
	2015	565,000	249,981	2,249,827	503,246	—	—	3,568,054
	2014	552,385	250,067	2,249,988	460,150	—	—	3,512,590

(1)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants, if any, to each Named Executive Officer during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the closing stock price on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(2)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each Named Executive Officer during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)	The amounts reported under this column are executive bonus plan payments made in 2017 for each Named Executive Officer under the 2016 Executive Bonus Plan.

(4)

These amounts represent the aggregate change in the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accumulated pension benefits under the Time Warner Cable Pension Plan, and the Time Warner Cable Excess Benefit Pension Plan. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

(5)

The following table identifies the perquisites and personal benefits received by the Named Executive Officers, identified below, that exceeded $10,000 in the aggregate for the year ended December 31, 2016:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Thomas M. Rutledge	266,290	—	15,445	618	1,158	38
John Bickham	150,989	—	6,858	618	1,158	38
David Ellen	13,447	—	526	—	—	—
Christopher L. Winfrey	9,634	7,950	540	618	1,158	—

(a)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge, Bickham and Ellen are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Rutledge also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Rutledge, Bickham, Ellen and Winfrey are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with pre-paid hourly flight cards and private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

(b)	Amounts reported for 2016 represent gross-ups for 2016 service awards.

(6)	Mr. Ellen was not employed by the Company in 2015 or 2014 and, accordingly, compensation data for that year is not included.

2016 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold – 0% ($)	Target – 100% ($)	Maximum – 150% ($)
Thomas M. Rutledge	—	—	6,000,000	9,000,000	—		—		—	—
	4/25/2016	—	—	—	180,840	(7)	—		—	10,086,658
	4/25/2016	—	—	—	—		904,200	(8)	222.92	41,561,824
	4/26/2016	—	—				723,360	(8)	232.34	36,428,916
John Bickham	—	—	2,565,375	3,848,063	—		—		—	—
	1/15/2016	—	—	—	13,596		—		—	2,499,892
	1/15/2016	—	—	—	—		48,129		183.87	2,500,133
	6/17/2016	—	—	—	65,303	(7)	—		—	3,444,283
	6/17/2016	—	—	—	—		587,730	(8)	221.25	25,707,310
	7/25/2016	—	—	—	15,070	(7)	—		—	1,065,363
	7/25/2016	—	—	—	—		135,630	(8)	242.30	7,141,557
David Ellen	—	—	1,000,000	1,500,000	—		—		—	—
	6/17/2016	—	—	—	45,210	(7)	—		—	2,384,516
	6/17/2016	—	—	—	—		406,890	(8)	221.25	17,797,369
Christopher L. Winfrey	—	—	976,178	1,464,267	—		—		—	—
	1/15/2016	—	—	—	6,798		—		—	1,249,946
	1/15/2016	—	—	—	—		24,064		183.87	1,250,041
	6/17/2016	—	—	—	55,257	(7)	—		—	2,914,425
	6/17/2016	—	—	—	—		497,309	(8)	221.25	21,752,296
Jonathan Hargis	—	—	570,225	855,338	—		—		—	—
	1/15/2016	—	—	—	6,798	(7)	—		—	1,249,946
	1/15/2016	—	—	—	—		24,064		183.87	1,250,041
	6/17/2016	—	—	—	25,117	(7)	—		—	1,324,748
	6/17/2016	—	—	—	—		226,049	(8)	221.25	9,887,383

(1)

The 2016 LTIP grants were made on January 15, 2016 under the Stock Incentive Plan. Mr. Rutledge received grants on April 25 and 26, 2016 under the Stock Incentive Plan in connection with his new employment agreement. Five-year performance-based grants were made on June 17, 2016 under the Stock Incentive Plan in connection with the adoption of the five-year performance-based long-term incentive plan design. Mr. Bickham received an additional grant on July 25, 2016 under the Stock Incentive Plan in connection with his promotion to President.

(2)

These columns show the range of payouts under the 2016 Executive Bonus Plan based on the applicable 2016 performance criteria. Related payments were made in 2017 for 2016 performance based on the metrics described in the section titled “2016 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)

Awards under this column were granted as restricted stock units under the 2016 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the number of restricted stock units (multiplied by .9042) outstanding on May 18, 2016.

(4)

These option awards were granted as options under the 2016 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price (divided by .9042) and the number of options (multiplied by .9042) outstanding on May 18, 2016.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(7)

Represents grants of performance-vesting RSUs that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. One third of the RSUs are subject to the attainment of $455.66 per-share hurdle; one third of the RSUs are subject to the attainment of a $496.58 per-share hurdle; and one third of the RSUs are subject to the attainment of a $564.04 per-share hurdle. One third of the RSUs will be first eligible to vest on each of the third, fourth and fifth anniversaries of the date of grant subject to achievement of the applicable per-share price hurdles. Any RSUs that have not vested within 6 years from the date of grant will be cancelled.

(8)

Represents grants of performance-vesting options that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. One fifth of the options are subject to the attainment of a $289.76 per-share hurdle, one fifth of the options are subject to the attainment of a $364.97 per-share hurdle; one fifth of the options are subject to the attainment of $455.66 per-share hurdle; one fifth of the options are subject to the attainment of a $496.58 per-share hurdle; and one fifth of the options are subject to the attainment of a $564.04 per-share hurdle. One third of the stock options will be first eligible to vest on each of the third, fourth and fifth anniversaries of the date of grant subject to achievement of the applicable per-share price hurdles. Any options that have not vested within 6 years from the date of grant will be cancelled.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our Named Executive Officers that remained outstanding as of December 31, 2016. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price and performance targets (divided by .9042) and the number of restricted stock units and options (multiplied by .9042) for all equity awards outstanding on May 18, 2016.

	Option Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Rutledge	180,840	(2)	—		—		$59.28	12/19/2021		—		—	—		—
	203,445	(3)	—		—		$59.28	12/19/2021		—		—	—		—
	—		147,905	(4)	—		$150.88	1/15/2024		—		—	—		—
	—		136,188	(4)	—		$175.76	1/15/2025		—		—	—		—
	—		—		904,200	(5)	$222.92	4/25/2026		—		—	—		—
	—		—		723,360	(5)	$232.34	4/26/2026		—		—	—		—
	—		—		—		—	—		—		—	180,840	(6)	$52,067,453
	—		—		—		—	—		12,316	(7)	$3,546,023	—		—
John Bickham	63,294	(2)	—		—		66.87	4/30/2022		—		—	—		—
	81,378	(3)	—		—		66.87	4/30/2022	(11)	—		—	—		—
	—		73,952	(4)	—		150.88	1/15/2024		—		—	—		—
			68,094	(4)	—		175.76	1/15/2025		—		—	—		—
	—		48,129	(4)	—		183.87	1/15/2026		—		—	—		—
	—		—		587,730	(5)	221.25	6/17/2026		—		—	—		—
	—		—		135,630	(5)	242.30	7/25/2026		—		—	—		—
	—		—		—		—	—		—		—	80,373	(6)	$23,140,994
	—		—		—		—	—		19,753	(7)	$5,687,284	—		—
David Ellen	—		—		406,890	(5)	221.25	6/17/2026		—		—	—		—
	—		—		—		—	—		—		—	45,210	(6)	$13,016,863
Christopher L. Winfrey	81,378	(8)	—		—		36.17	11/1/2020		—		—	—		—
	70,075	(2)	—		—		60.96	4/26/2021		—		—	—		—
	163,509	(3)	—		—		60.96	4/26/2021		—		—	—		—
	—		36,976	(4)	—		150.88	1/15/2024		—		—	—		—
	—		34,046	(4)	—		175.76	1/15/2025		—		—	—		—
	—		24,064	(4)	—		183.87	1/15/2026		—		—	—		—
	—		—		497,309	(5)	221.25	6/17/2026		—		—	—		—
	—		—		—		—	—		—		—	55,257	(6)	$15,909,595
	—		—		—		—	—		9,877	(7)	$2,843,786	—		—
Jonathan Hargis	—		36,976	(4)	—		150.88	1/15/2024		—		—	—		—
	—		34,046	(4)	—		175.76	1/15/2025		—		—	—		—
	—		24,064	(4)	—		183.87	1/15/2026		—		—	—		—
	—		—		226,049	(5)	221.25	6/17/2026		—		—	—		—
	—		—		—		—	—		—		—	25,117	(6)	$7,231,687
	—		—		—		—	—		9,877	(7)	$2,843,786	—		—

(1)	Based on the closing stock price at December 30, 2016 of $287.92 per share.

(2)	Amounts shown reflect time-vesting options granted in 2011 and 2012 under the Stock Incentive Plan with annual vesting on each anniversary date.

(3)

Amounts shown reflect performance-vesting options granted in 2011 and 2012 under the Stock Incentive Plan. Grants of performance-vesting options vested subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. All of these performance-vesting option grants vested prior to December 31, 2016.

(4)

Amounts shown reflect the three-year cliff vesting options granted to each of the Named Executive Officers other than Mr. Ellen. Grants of three-year cliff vesting options vest 100% on the third anniversary of the grant date.

Mr. Rutledge had 147,905 options vest on January 15, 2017, and will have 136,188 options vest on January 15, 2018. Mr. Winfrey had 36,976 options vest on January 15, 2017 and will have 34,046 options vest on January 15, 2018 and 24,064 options vest on January 15, 2019. Mr. Bickham had 73,952 options vest on January 15, 2017 and will have 68,094 options vest on January 15, 2018 and 48,129 options vest on January 15, 2019. Mr. Hargis had 36,976 options vest on January 15, 2017 and will have 34,046 options vest on January 15, 2018 and 24,064 options vest on January 15, 2019.

(5)

Amounts shown reflect grants of performance-vesting options that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(6)

Amounts shown reflect grants of performance-vesting RSUs that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(7)

Amounts shown reflect the three-year cliff vesting restricted stock units granted to each of our Named Executive Officers other than Mr. Ellen. These restricted stock units will vest 100% on the third anniversary of the grant date. Mr. Rutledge had 6,627 RSUs vest on January 15, 2017 and will have 5,689 RSUs vest on January 15, 2018. Mr. Winfrey had 1,657 RSUs vest on January 15, 2017 and will have 1,422 RSUs vest on January 15, 2018 and 6,798 RSUs vest on January 15, 2019. Mr. Bickham had 3,313 RSUs vest on January 15, 2017 and will have 2,844 RSUs vest on January 15, 2018 and 13,596 RSUs vest on January 15, 2019. Mr. Hargis had 1,657 RSUs vest on January 15, 2017 and will have 1,422 RSUs vest on January 15, 2018 and 6,798 RSUs vest on January 15, 2019.

(8)

Amounts shown reflect option awards granted to Mr. Winfrey during 2010. These option grants vested in equal installments over a four-year period from the grant date. As of December 31, 2016, Mr. Winfrey had 81,378 vested options capable of being exercised from his 2010 option award grant with no further options remaining for vesting.

2016 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2016 for each of the Company’s Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	55,450	6,175,467	152,927	25,132,023
John Bickham(3)	45,210	7,498,305	58,000	12,099,960
David Ellen(4)	—	—	—	—
Christopher L. Winfrey(5)	—	—	—	—
Jonathan Hargis(6)	13,233	2,191,406	5,000	1,018,850

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)

Mr. Rutledge exercised 55,450 stock options that were scheduled to expire on February 19, 2016 on a net exercise basis at an exercise price of $53.595 per option on February 16, 2016 at a market value of $164.965 (the average of the high and low trading prices on that day) with 36,241 shares withheld to cover the exercise price and taxes. Mr. Rutledge had 76,677 performance-vesting restricted shares vest on February 13, 2016 and 36,417 shares were withheld on February 13, 2016 to cover taxes at a market value of $164.34 (the average of the high and low trading prices on that day). Mr. Rutledge also had 76,250 time-vesting restricted shares vest on February 13, 2016 and 37,096 were withheld on February 13, 2016 to cover taxes at a market value of $164.34 (the average of the high and low trading prices on that day).

(3)

With respect to options that were scheduled to expire on November 2, 2016, Mr. Bickham exercised 22,605 stock options on a net exercise basis at an exercise price of $66.87 per option on July 1, 2016 at a market value of $232.32 (the average of the high and low trading prices on that day) with 14,387 shares withheld to cover the exercise price and taxes and 22,605 stock options on a net exercise basis at an exercise price of $66.87 per option on July 5, 2016 at a market value of $233.13 (the average of the high and low trading prices on that day) with 14,377 shares withheld to cover the exercise price and taxes. Mr. Bickham had 33,000 performance-vesting shares vest on April 30, 2016 and 16,152 shares were withheld on April 30, 2016 to cover taxes at a market value of $208.62 (the average of the high and low trading prices on that day). Mr. Bickham also had 25,000 time-vesting restricted shares vest on April 30, 2016 and 12,235 shares were withheld to cover taxes at a market value of $208.62 (the average of the high and low trading prices on that day).

(4)	Mr. Ellen did not exercise any options during 2016. Mr. Ellen did not have any restricted stock or restricted stock unit vesting events in 2016.

(5)	Mr. Winfrey did not exercise any options during 2016. Mr. Winfrey did not have any restricted stock or restricted stock unit vesting events in 2016.

(6)

Mr. Hargis exercised and sold 2,000 stock options at an exercise price of $61.87 per option on March 1, 2016 at a market value of $183.712 (the average of the high and low trading prices on that day). Mr. Hargis also exercised and sold 4,000 stock options at an exercise price of $61.87 per option on May 2, 2016 at a market value of $214.672 (the average of the high and low trading prices on that day). Mr. Hargis also exercised and sold 7,233 stock options at an exercise price of $68.43 per option on August 11, 2016 at a market value of $253.21 (the average of the high and low trading prices on that day). Mr. Hargis also had 5,000 restricted stock units vest on April 9, 201 and 2,266 shares were withheld to cover taxes at a market value of $203.77 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our Named Executive Officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s and Mr. Bickham’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge and Mr. Bickham participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Cable Plan”), and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “Pension Plans”) offered by those employers and accrued a benefit as a result. No other executive officer is entitled to benefits under the Pension Plans. As of the closing of the Transactions, Charter is the sponsor of the Pension Plans. As of December 31, 2016, the present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans was $1,178,385, and $805,829, respectively, reflecting the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65) under the plans, valued as if paid as a life annuity, (b) 28.58 and 8.75 years, respectively, of benefit service to Legacy TWC during their tenure there, and (c) are consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 21 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. As shown above in the Summary Compensation Table, the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans increased by $503,383 and $192,726, respectively, during 2016 as a result of a required discontinuation of the payout status of their pension benefits prior to the Transactions and the required actuarial calculations pursuant to the Pension Plans.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Cable Plan. However, as permitted under Federal tax law, Legacy TWC designed the Excess Benefit Plan to provide for supplemental payments by Legacy TWC of an amount that eligible employees would have received under the Cable Plan if eligible compensation were subject to a higher limit and there were no payment restrictions. The amount of the payment under the Excess Benefit Plan is calculated based on the differences between (a) the annual benefit that would have been payable under the Cable Plan if the annual eligible compensation limit imposed by the tax laws was $350,000 (the maximum compensation limit imposed under the Excess Benefit Plan) and (b) the actual benefit payable under the Cable Plan.

Benefit payments under the Pension Plans are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period. Benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline.

Pension Benefits Table

Set forth in the table below are the years of credited service and the present value of Mr. Rutledge’s and Mr. Bickham’s accumulated benefit under the Pension Plans computed as of December 31, 2016, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2016.

PENSION BENEFITS FOR 2016

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2016
Thomas M. Rutledge	Time Warner Cable Pension Plan	28.583	$1,178,385	$18,869
	Excess Benefit Plan		—	—

	Total		$1,178,385	$18,869
John Bickham	Time Warner Cable Pension Plan	8.75	$535,340	$12,117
	Excess Benefit Plan		270,489	8,402

	Total		$805,829	$20,519

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2016 for the purpose of determining benefit service under the Pension Plans.

(2)

The present values of accumulated benefits for the Pension Plans as of December 31, 2016 were calculated using a 4.20% discount rate for the Cable Plan and a 4.07% discount rate for the Excess Plan. The mortality assumption is based on the RP-2015 Sex-Distinct Annuitant Mortality projected forward using generational Scale MP-2015. Lump sums are based on the 2017 417(e) mortality and the September 2016 interest rates. The calculations are based on the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 21 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 except that retirement is assumed to be at the earliest unreduced age and no pre-retirement mortality.

Employment Agreements

Thomas M. Rutledge

On May 17, 2016, Charter entered into an amended and restated employment agreement with Thomas Rutledge (the “Rutledge Agreement”). The Rutledge Agreement has a term of five years from May 17, 2016, and provides that Mr. Rutledge will serve as the Chairman of the Charter board of directors and Chief Executive Officer of Charter and will have duties commensurate with such positions. Under the Rutledge Agreement, Mr. Rutledge is to receive a current base salary of $2,000,000 during the term. Mr. Rutledge is eligible to participate in the Executive Bonus Plan with a target bonus equal to 300% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection his performance of his duties, and Mr. Rutledge is entitled to use Company aircraft for such travel and for commuting and up to 125 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

John Bickham

Effective as of May 18, 2016, Charter entered into an employment agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham shall be employed in an executive capacity as President and Chief Operating Officer with such responsibilities, duties and authority as are customary for such role reporting to the Chief Executive Officer at a base salary of $1,500,000 per year during the term. Under the Bickham Agreement, Mr. Bickham is to serve as Charter’s President and Chief Operating Officer for a term expiring on May 18, 2021. He is eligible to participate in the Executive Bonus Plan with a target bonus of up to 200% of his annual base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable and necessary expenses incurred in connection his performance of his duties, and Mr. Bickham is entitled to use Company aircraft for such travel and for up to 80 hours of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

David Ellen

Effective as of July 1, 2016, Charter entered into an employment agreement with David Ellen (the “Ellen Agreement”). The Ellen Agreement provides that Mr. Ellen shall be employed in an executive capacity as Senior Executive Vice President with the authorities, duties and responsibilities for overseeing: (i) the following business and corporate functions: Programming, Policy (in partnership with Government Affairs), Spectrum Networks (including RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance for a term expiring on July 1, 2021. The Ellen Agreement provides that Mr. Ellen will receive a base salary of $1,250,000 per year during the term and is eligible to participate in the Executive Bonus Plan with a target bonus of up to 160% of his annual base salary. Mr. Ellen is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Ellen for all reasonable and necessary expenses incurred in connection his performance of his duties, and Mr. Ellen is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The Ellen Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Christopher L. Winfrey

Effective as of May 18, 2016, Charter and Mr. Winfrey entered into an employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a base salary of $850,000 per year during the term. He is eligible to participate in the Executive Bonus Plan with a target bonus of up to 150% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection his performance of his duties. The Winfrey Agreement has an initial term from the effective date through May 18, 2021 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement also contains a two-year non-compete provision and a one year non-solicitation clause.

Jonathan Hargis

Effective as of May 18, 2016, Charter and Mr. Hargis entered into an employment agreement (the “Hargis Agreement”). The Hargis Agreement provides that Mr. Hargis be employed in an executive capacity as Executive Vice President and Chief Marketing Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, the overall management responsibility for the marketing operations and strategy of the Company. The Hargis Agreement provides that Mr. Hargis shall be employed at a current base salary of $600,000 per year. Mr. Hargis is eligible to participate in the Executive Bonus Plan with a target bonus of up to 110% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Hargis for all reasonable and necessary expenses incurred in connection his performance of his duties. The Hargis Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

The stock price used in the separation tables that follow is based on $287.92 per share — the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 30, 2016. The paragraphs that follow describe the payments that each Named Executive Officer would have received assuming the applicable termination event occurred on December 31, 2016. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: Named Executive Officers may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements and in the tables that follow. If eligible for severance: Messrs. Rutledge and Bickham will each receive severance equal to two and one-half times their applicable annual base salary and target bonus; Messrs. Ellen, Winfrey, and Hargis will each receive severance equal to two times their applicable annual base salary and target bonus.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement payable in accordance with the 2016 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 300% of his annual base salary; Mr. Bickham will receive a target bonus of 200% of his annual base salary; Mr. Ellen will receive a target bonus of 160% of his annual base salary; Mr. Winfrey will receive a target bonus of 150% of his annual base salary; and Mr. Hargis will receive a target bonus of 110% of his annual base salary. See the “Base Salary and Annual Bonus” section in the Compensation Discussion and Analysis for further details of the plan. See the “Summary Compensation Table” for actual 2016 Executive Bonus Plan payouts.

•

“Stock Options,” “Restricted Stock” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements with each of the Named Executive Officers, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by a Named Executive Officer without good reason and all bonus awards and unvested equity will be forfeited and cancelled effective as of the date of termination. Under the long-term incentive award agreements with our Named Executive Officers, vested options generally may be exercised for a period of time not to exceed six months from the effective date of a for cause/voluntary termination or the option expiration date, if sooner. The performance-vesting options granted to Mr. Bickham in 2016 provide that he may exercise the options for up to three years following a voluntary termination without good reason. “For cause” is generally defined under our Named Executive Officers’ employment agreements to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; acts of fraud or willful and material misrepresentations or concealments from the Company or board of directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a material negative impact or crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any securities laws; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the

Company’s premises or during a Company function; gross neglect of duty or willful misconduct related to duties; or willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under our employment agreements with Messrs. Rutledge and Bickham, “for cause” includes the foregoing factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability or Retirement by the Executive

Under the employment and long-term incentive award agreements with each of our Named Executive Officers, we may be required to make certain payments to, or allow for pro-rata equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.”

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a Named Executive Officer is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age plus years of service equal to 70. Although of the Named Executive Officers only Mr. Bickham meets the “rule of 70” retirement qualification, the table that follows assumes that all of them did as of December 31, 2016.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	6,000,000	30,452,132	3,000,030	39,452,162
John Bickham	—	3,000,000	16,895,272	2,804,629	22,699,901
David Ellen	—	2,000,000	—	—	2,000,000
Christopher L. Winfrey	—	1,275,000	8,447,544	1,402,458	11,125,002
Jonathan Hargis	—	660,000	8,447,544	1,402,458	10,510,002

(1)	No severance is payable in the event of a termination based on death, disability or the retirement of any Named Executive Officer.

(2)

Each Named Executive Officer or his or her estate or beneficiaries will be entitled to receive a pro-rata bonus for the performance period ending prior to the date of a death or disability termination event. No pro-rata bonus is payable in the event of a Named Executive Officer’s retirement. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement as of December 31, 2016 payable in accordance with the 2016 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting option award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a termination based on death, disability or the executive’s retirement. As to performance-vesting option awards granted in 2016, the awards would be cancelled in the event of a termination on December 31, 2016.

(4)

All time-vesting restricted stock and restricted stock unit award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a termination based on death, disability or the executive’s retirement. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2016.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates a Named Executive Officer’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter will be required to make certain payments to the executive and the executive will be entitled to pro-rata vesting of long-term incentive award grants to the executive.

For a definition of a “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

An executive may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our Named Executive Officers, “good reason” includes: a reduction in base salary or bonus; a material reduction in authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; or any failure by a successor company to assume the executive’s employment agreement following a change in control.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	20,000,000	6,000,000	30,452,132	3,000,030	59,452,162
John Bickham	11,250,000	3,000,000	16,895,272	2,804,629	33,949,901
David Ellen	6,500,000	2,000,000	—	—	8,500,000
Christopher L. Winfrey	4,250,000	1,275,000	8,447,544	1,402,458	15,375,002
Jonathan Hargis	2,520,000	660,000	8,447,544	1,402,458	13,030,002

(1)	All Named Executive Officers are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company.

(2)

All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement as of December 31, 2016 payable in accordance with the 2016 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting option award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting option awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2016.

(4)

All time-vesting restricted stock and restricted stock unit award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2016.

Termination within 30 days before or 13 months after Change in Control without Cause or for Good Reason

Under our employment agreements with each of the Named Executive Officers, we may be required to make payments to the executives in the event that, within 30 days before, or 13 months following, the occurrence of a change in control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities (or 50% or greater with regard to certain existing beneficial owners of greater than 10% of our outstanding stock); the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board of directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	20,000,000	6,000,000	35,543,747	3,546,023	65,089,770
John Bickham	11,250,000	3,000,000	22,779,628	5,687,284	42,716,912
David Ellen	6,500,000	2,000,000	—	—	8,500,000
Christopher L. Winfrey	4,250,000	1,275,000	11,389,649	2,843,786	19,758,435
Jonathan Hargis	2,520,000	660,000	11,389,649	2,843,786	17,413,435

(1)	All Named Executive Officers are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company.

(2)

All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement as of December 31, 2016 payable in accordance with the 2016 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting option award grants made to our Named Executive Officers are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to the performance-vesting option awards granted in 2016, in the event of a change in control, all unvested performance-vesting options will vest based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible options and all unvested eligible options that do not vest in accordance with the award agreement in connection with a change in control shall be cancelled and forfeited. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $287.92, the closing price of the Company’s Class A common stock on December 30, 2016 and therefore all of the performance-vesting options would be cancelled.

(4)

All time-vesting restricted stock unit award grants made to our Named Executive Officers are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to performance-vesting restricted stock units, in the event of a change in control, all unvested performance-vesting restricted stock units will vest based upon the highest price paid per share in the change in control transaction. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $287.92, the closing price of the Company’s Class A common stock on December 30, 2016, and therefore all of the performance-vesting restricted stock units would be cancelled.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Certain Beneficial Owners of Charter Class A Common Stock

The following table sets forth information as of February 27, 2017 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	76,661,587	25.01%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, New York 10007	39,576,567	12.9%
Directors and Executive Officers:
W. Lance Conn(4)	8,850	*
Kim C. Goodman(5)	408	*
Craig A. Jacobson(6)	13,563	*
Gregory B. Maffei(7)	997	*
John C. Malone(2)(7)	564	*
John D. Markley, Jr.(4)(8)	13,511	*
David C. Merritt(4)	8,850	*
Steven A. Miron(9)	2,262	*
Balan Nair(10)	4,141	*
Michael Newhouse(11)	564	*
Mauricio Ramos(12)	1,997	*
Thomas M. Rutledge(13)	812,380	*
Eric L. Zinterhofer(14)	13,263	*
John Bickham(15)	254,113	*
David Ellen	—	*
Christopher L. Winfrey(16)	448,485	*
Jonathan Hargis(17)	44,025	*
All executive officers and directors as a group (19 persons)(18)	1,718,696	*

*	less than 1%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 27, 2017 are deemed to be outstanding and beneficially owned by the person holding the options.

These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 307,329,725 shares of Class A common stock outstanding as of February 27, 2017, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901. Each share of Class A common stock is entitled to one vote.

(2)

Based on the Schedule 13D/A filed by Liberty Broadband on December 30, 2016. For information on Liberty Broadband’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 54,072,264 shares, that it shared voting and dispositive power with Liberty Interactive Corporation with respect to 5,358,401 shares and that it shared voting and dispositive power with A/N over 17,230,922 shares on an as-converted and as-exchanged basis. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 47.7% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s board of directors.

(3)

Based on a Schedule 13D, Amendment No. 1, dated December 23, 2016 and filed on December 28, 2016 by Advance/Newhouse Partnership (“A/N”), Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. The 13D, Amendment No. 1, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 39,576,567 of the reported shares. The 13D, Amendment No. 1, reported that the shares reported as beneficially owned represented 39,576,567 shares of Class A Common Stock (including Class B Common Units and Convertible Preferred Units on an as-converted, as-exchanged basis).

(4)	Includes 558 shares of restricted stock that are not yet vested but eligible to be voted.

(5)	Includes 408 shares of restricted stock that are not yet vested but eligible to be voted.

(6)	Includes 989 shares of restricted stock that are not yet vested but eligible to be voted.

(7)

Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband and Mr. Malone is the Chairman of the Board of Liberty Broadband. Liberty Broadband beneficially owns 25.01% of the outstanding shares of Charter Class A common stock. Each of Messrs. Maffei and Malone expressly disclaim beneficial ownership of any shares owned by Liberty Broadband. Includes 564 shares of restricted stock for Mr. Malone and 997 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted.

(8)

Includes 904 shares held jointly with his spouse, 726 shares held by the John Markley Family Trust and 558 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(9)	Includes 1,265 shares held jointly with his spouse and 997 shares of restricted stock that are not yet vested but eligible to be voted.

(10)	Includes 989 shares of restricted stock that are not yet vested but eligible to be voted.

(11)	Includes 564 shares of restricted stock that are not yet vested but eligible to be voted.

(12)	Includes 997 shares of restricted stock that are not yet vested but eligible to be voted.

(13)	Includes 532,190 options that are vested and exercisable.

(14)	Includes 1,634 shares of restricted stock that are not yet vested but eligible to be voted.

(15)	Includes 218,624 options that are vested and exercisable.

(16)

Includes 351,938 options that are vested and exercisable. Also includes 49,731 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust.

(17)	Includes 36,976 options that are vested and exercisable.

(18)

Includes options and restricted stock units that are exercisable or eligible to become vested within sixty days of February 27, 2017, and the shares of Charter Class A common stock beneficially owned described in footnotes (4) through (12) and (13).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. The indentures of our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., require delivery of fairness opinions for transactions with affiliates involving more than $100 million. Such fairness opinions have been obtained whenever required. All of our transactions entered into with affiliates have been deemed by Charter’s board of directors or a committee of the board of directors to be in our best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 23, 2015, in connection with the execution of the Merger Agreement and the amendment of the Contribution Agreement, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband, A/N and Legacy Charter (the “Stockholders Agreement”). As of the closing of the Transactions on May 18, 2016, the Stockholders Agreement replaced Legacy Charter’s existing stockholders agreement with Liberty Broadband, dated September 29, 2014, and superseded the amended and restated stockholders agreement among Legacy Charter, Charter, Liberty Broadband and A/N, dated March 31, 2015.

Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13, and includes its chief executive officer. Upon the closing of the Transactions, two designees selected by A/N became members of the board of directors of Charter and three designees selected by Liberty Broadband continued as members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefit Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge became the chairman of the board of Charter.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Communications Holdings, LLC operating agreement, an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty investment agreement) and a transition services agreement. These agreements were approved by the board of directors. Under the LLC agreement, Charter paid $93 million to A/N as dividends on the 25 million convertible preferred units held by it that are entitled to a 6% annual dividend. Charter also paid approximately $3 million to A/N as tax distributions under the LLC agreement. Under the transition services agreement, the Company agreed to pay A/N an initial fee of $100,000 per month for certain services needed to transition Bright House Networks to Charter. The fees under this agreement were reduced and eventually eliminated as the services were eliminated during the integration process.

In December 2016, the Company and A/N entered into a letter agreement (the “Letter Agreement”) pursuant to which A/N exchanged Charter Holdings common units for shares of Charter Class A common stock and the Company purchased from A/N Charter Holdings common units. The Letter Agreement also requires pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock until A/N has sold shares or units totaling $537 million ($218 million of which has already been completed), subject to Liberty Broadband’s right of first refusal to purchase shares or units from A/N upon A/N’s sale to any third party, including the Company. The exchange of A/N common units resulted in a tax step-up of the assets of Charter Holdings and under the tax receivables agreement entered into in connection with the closing of the Transactions, the Company must pay to A/N 50% of the tax benefit when realized from this step-up in basis and from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

Charter is aware that Dr. Malone may be deemed to have a 36.4% voting interest in Liberty Interactive Corp. (“Liberty Interactive”) and is Chairman of the board of directors, an executive officer position, of Liberty Interactive. Liberty Interactive owns 38.3% of the common stock of HSN, Inc. (“HSN”) and has the right to elect 20% of the board members of HSN. Liberty Interactive wholly owns QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC which pre-date the transaction with Liberty Media. For the year ended December 31, 2016, the Company recorded payments in the aggregate of approximately $53 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Dr. Malone and Mr. Steven Miron, each a member of Charter’s board of directors, also serve on the board of directors of Discovery Communications, Inc., (“Discovery”) and the Company is aware that Dr. Malone owns 5.2% in the aggregate of the common stock of Discovery and has a 28.7% voting interest in Discovery for the election of directors. The Company is aware that Advance/ Newhouse Programming Partnership (“A/N PP”), an affiliate of A/N and in which Mr. Miron is the CEO, owns 100% of the Series A preferred stock of Discovery and 100% of the Series C preferred stock of Discovery, representing approximately 34.0% of the outstanding equity of Discovery’s stock, on an as-converted basis. A/N PP has the right to appoint three directors out of a total of ten directors to Discovery’s board to be elected by the holders of Discovery’s Series A preferred stock. In addition, Dr. Malone is a member of the board of directors of Lions Gate Entertainment Corp. (“Lions Gate”, parent company of Starz, Inc.) and owns approximately 5.9% in the aggregate of the common stock of Lions Gate and has 8.1% of the voting power, pursuant to his ownership of Lions Gate Class A voting shares. The Company purchases programming from both Discovery and Lions Gate pursuant to agreements entered into prior to Dr. Malone and Mr. Miron joining Charter’s board of directors. The Company also sells advertising to both Discovery and Lions Gate. Based on publicly available information, the Company does not believe that either Discovery or Lions Gate would currently be considered related parties. The amounts paid in the aggregate to and received from Discovery and Lions Gate represent less than 3% of total operating costs and expenses for the year ended December 31, 2016.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has existing customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2016 or may involve amounts in excess of $120,000 for 2017. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•

Advance Digital Inc., an A/N company, provides search engine marketing services to Charter under a contract that was entered into prior to the closing of the transactions. Charter payed approximately $172,000 for these services in 2016.

•	Commerce Technologies, Inc. (Liberty Interactive owned 99%) is a customer of Spectrum Enterprise and purchased approximately $114,000 of services during 2016.

•	LendingTree, Inc. (Liberty Interactive owns 22% of equity) is a customer of Spectrum Enterprise and purchased approximately $140,000 of services during 2016.

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board and Liberty Media owns 34% of equity) is a customer of Spectrum Enterprise and Spectrum Media and purchased approximately $1.6 million of services during 2016.

Charter believes that all of these agreements and relationships and pricing are arms-length and at market terms.

Proposal No. 2: Approval, on an Advisory Basis, of the Compensation of Named Executive Officers

(Item 2 on Proxy Card)

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cause a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section (above), the Compensation Tables (above), and any related information contained in this proxy statement under “Executive Compensation.”

Please review the Compensation Discussion and Analysis included in this proxy statement for a description and discussion of the Company’s compensation process and programs. We believe our compensation program provides the appropriate current compensation and incentivizes our executives to create value creation for our stockholders.

•	We provide a significant part of executive compensation in performance based incentives;

•

We place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over relevant periods — rewarding executives for performance that enhances our financial strength and stakeholder value; and,

•	We also do not generally provide tax gross-ups to our Named Executive Officers.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Compensation Tables and narrative disclosure contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding on the Company, the board or the Compensation and Benefits Committee, nor will it overrule any prior decision or require the board or the Compensation and Benefits Committee to take any action. However, the Compensation and Benefits Committee and the board value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation and Benefits Committee and the board will consider stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Proposal No. 3: Approval, on an advisory basis, of a triennial advisory vote on Executive Compensation

(Item 3 on Proxy Card)

Pursuant to SEC rules, the board of directors is required to submit an advisory, nonbinding resolution to stockholders at least once every six years to determine whether advisory, nonbinding votes on the Company’s executive compensation should be held every one, two or three years. At the Company’s annual meeting of stockholders in 2011, the Company’s stockholders voted, in an advisory (nonbinding) vote, that future say-on-pay votes should be held every three years.

After careful consideration of this proposal, the board has determined that an advisory vote on executive compensation that occurs once every three years, or a triennial vote, continues to be the most appropriate alternative for the Company at this time, and therefore the board recommends a triennial advisory vote on executive compensation. We believe that a triennial advisory vote is the best approach for the Company based on a number of considerations, including the following:

•

As described in the Compensation Discussion and Analysis section above, one of the principles of our executive compensation program is to ensure management’s interests are aligned with our investors’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our Named Executive Officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance;

•

A three-year vote cycle gives the board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our people and compensation committee sufficient time to thoughtfully consider and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes. In the future, we may determine that a more frequent advisory vote is appropriate, either in response to the vote of the Company’s stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on the board or the Company in any way, the board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS SHAREOWNERS SELECT “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Proposal No. 4: Ratification of the Appointment of Independent Registered

Public Accounting Firm

(Item 4 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2017. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2017.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2016 and 2015, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements, for the review of our and our subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $12 million and $5 million, respectively.

Audit-Related Fees

Charter incurred audit-related fees to KPMG of approximately $1 million during each of the years ended December 31, 2016 and 2015. These services were primarily related to accounting and reporting consultation and services related to the Transactions.

Tax Fees

Charter incurred tax fees to KPMG of approximately $3 million during the year ended December 31, 2016.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2016 and 2015. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2016, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2016 Messrs. Merritt and Markley served on the Audit Committee for the entire year, Mr. Huseby served on the Audit Committee through his resignation from the board of directors upon the closing of the Transactions, Ms. Goodman was appointed to the Audit Committee upon her appointment to the board on July 26, 2016, and Mr. Jacobson served on the Audit Committee from the closing of the Transactions through Ms. Goodman’s appointment. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors in December 2009, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board of directors determine. The Audit Committee held four meetings in 2016.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2016. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2016. The Audit Committee evaluated the primary risks associated with the Company’s business.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2016.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Proposal No. 5: Stockholder Proposal Regarding Proxy Access

(Item 5 on Proxy Card)

This proposal was submitted by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001, the beneficial owners of 8,801 shares of our Class A common stock.

Resolved: Shareholders of Charter Communications, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)

given the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement by Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund

The proposed bylaw terms coincide with those established in vacated SEC Rule 14a11 (https://www.sec.gov/rules/fina1/2010/33-9136.pdf).

The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall U.S. market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfa pubs.orq/dio/pdf/10.2469/ccb.v2014. n9.1)

More than 200 companies have adopted proxy access provisions, including Chevron, Priceline and Western Union.

We urge shareholders to vote FOR this proposal.

Statement Against Stockholder Proposal Regarding Proxy Access

The board of directors takes very seriously its role in protecting and enhancing stockholders’ interests in the Company. The board believes that accountability to stockholders is not just a mark of good governance, but also an important component of the Company’s success.

Because the board is actively engaged with the Company’s stockholders, the board understands that the desire for proxy access is largely driven by a genuine and legitimate interest to find ways to ensure that boards are comprised of the right people to effectively represent stockholder interests. However, for the reasons stated below, the board believes the proposal is not in the best interest of the Company and recommends a vote against the proposal.

The board understands that opinion leaders in the corporate governance community offer strikingly different points of view on the topic. At the same time, other stockholders and some thoughtful and experienced voices, to whom the board could look to for guidance, have not yet provided a point of view.

The board believes that this proposal is not in the Company’s best interest because:

•

Allows Shareholder Access Candidates for Entire Board. Each of our directors is elected each year for a one-year term. The proposal would allow stockholders, some motivated by special or short-term interests, to nominate access candidates for 100% of the board’s seats.

•

No Limit on Ability to Use Proxy Access for Change in Control. The proposal does not require nominating stockowners to disclaim any current intent to effect a change in control, but only requires nominating stockowners to certify that the required shares were originally acquired in the ordinary course and not to change or influence control at the Company. A nominating stockholder’s current intentions would be unknown. Proxy access should not be used as a means to effect a corporate takeover.

•

Governing Documents and Corporate Governance Policies. The Company’s Certificate of Incorporation and the Stockholders Agreement contain detailed provisions related to the nomination of directors, including the rights of Liberty Broadband and A/N. These provisions were carefully considered and were approved by the Company’s stockholders. The proposal disregards those and other mechanisms the Company has instituted to ensure board accountability and provide stockholders with meaningful access to the board. The board is accountable to the Company’s stockholders through protections that are embedded in our governing documents and corporate governance practices. These practices include a Lead Independent Director, majority voting for directors, stockholder engagement programs and responsiveness to stockholder feedback. These structures have worked, ensuring that the stockholders’ voices are heard in the boardroom, while allowing the board to devote its time and attention necessary to oversee the Company’s business and affairs for the long-term benefit of stockholders.

•

Bypassing Important Governance Committee Qualification Assessment. Proxy access would bypass the Nominating and Corporate Governance Committee process of identifying and recommending director nominees with a diverse and complementary blend of experiences, skills, qualifications and perspectives, to oversee our business and who can contribute to the overall effectiveness of the board. In undertaking this responsibility, the Nominating and Corporate Governance Committee has a fiduciary duty to act in a manner the committee reasonably believe to be in the best interests of the Company. Proxy access shareholder proponents will not have a fiduciary duty when nominating directors.

The board believes the right thing to do now is what it has always done — continue to engage with our stockholders to ensure that we have as fulsome an understanding of their views as possible so that it can be incorporated into our approach on this issue.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2016 fiscal year, except for a Form 4 reporting a sale by Mr. Bickham that was not timely filed.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2018 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2018 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 16, 2017. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board of directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2018 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 5, 2018 and no later than January 30, 2018. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 19, 2016, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2016 is available without charge by accessing the “Investor Relations” section of our website at ir.charter.com. You also may obtain a paper copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2016 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2016 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E21132-Z69700-Z69699 For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws. Please indicate if you plan to attend this meeting. 4. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017 3. An advisory vote on the frequency of holding an advisory vote on executive compensation 2. Approval, on an advisory basis, of executive compensation 5. Stockholder proposal regarding proxy access The Board of Directors recommends you vote FOR proposal 2: The Board of Directors recommends you vote 3 Years on the following proposal: The Board of Directors recommends you vote FOR proposal 4: The Board of Directors recommends you vote AGAINST proposal 5: The Board of Directors recommends you vote FOR the following: CHARTER COMMUNICATIONS, INC. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain For Against Abstain Yes No 1a. W. Lance Conn 1b. Kim C. Goodman 1c. Craig A. Jacobson 1d. Gregory B. Maffei 1e. John C. Malone 1f. John D. Markley, Jr. 1g. David C. Merritt 1h. Steven A. Miron 1i. Balan Nair 1j. Michael A. Newhouse 1k. Mauricio Ramos 1m. Eric L. Zinterhofer 1l. Thomas M. Rutledge 1. Election of Directors Nominees: CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! 3 Years 2 Years 1 Year Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E21133-Z69700-Z69699 Address Changes/Comments:             (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side CHARTER COMMUNICATIONS, INC. Annual Meeting of Stockholders April 25, 2017 8:30 AM EDT This proxy is solicited by the Board of Directors The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Eastern Daylight Time on April 25, 2017, at 400 Atlantic Street, Third Floor, Stamford, CT 06901, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.